EXHIBIT 11
                 LIVE ENTERTAINMENT INC. AND SUBSIDIARIES
                 COMPUTATION OF EARNINGS PER COMMON SHARE

                                                              Year Ended
                                                             December 31,
                                                      1993      1994      1995
                                                        (Amounts in thousands,
                                                        except per share data)
PRIMARY:
      Weighted average shares outstanding . . . .     2,418     2,418     2,419
      Net effect of dilutive stock options -
       based on the treasury stock method
       using average market price . . . . . . . .        --        --        17
           Total. . . . . . . . . . . . . . . . .     2,418     2,418     2,436
      Income (loss) from continuing operations. .  $(28,209) $ (9,674)  $10,791
      Less preferred dividends. . . . . . . . . .     3,589     3,791     3,027
      Less Accretion for the increase in the
        redemption value of the preferred
        stock . . . . . . . . . . . . . . . . . .        --     6,000     4,509
      Income (loss) from continuing operations
        attributable to Common Stock  . . . . . .   (31,798)  (19,465)    3,255
      Income (loss) from discontinued operations    (22,083)     (100)       --
      Net income (loss) attributable to
      common stock. . . . . . . . . . . . . . . .  $(53,881) $(19,565)  $ 3,255
      Income (loss) per common share:
        Continuing operations . . . . . . . . . .  $ (13.15) $  (8.05)  $  1.34
        Discontinued operations . . . . . . . . .     (9.15)    (0.04)       --
        Net income. . . . . . . . . . . . . . . .  $ (22.30) $  (8.09)  $  1.34
FULLY DILUTED:
      Weighted average shares outstanding . . . .     2,418     2,418     2,419
      Net effect of dilutive stock options -
        based on the treasury stock method
        using the year-end market price,
        if higher than average market price . . .        --        --        26
      Assumed conversion of Series B
        and Series C Preferred Stock. . . . . . .        --        --    18,096
           Total. . . . . . . . . . . . . . . . .     2,418     2,418    20,541
      Income (loss) from continuing operations. .  $(28,209) $ (9,674)  $10,791
      Less preferred dividends. . . . . . . . . .     3,589     3,791        --
      Less Accretion for the increase in the
        redemption value of the preferred
        stock . . . . . . . . . . . . . . . . . .        --     6,000        --
      Income (loss) from continuing operations,
       attributable to Common Stock . . . . . . .   (31,798)  (19,465)   10,791
      Income (loss) from discontinued operations    (22,083)     (100)       --
      Net income (loss) attributable to
      Common Stock. . . . . . . . . . . . . . . .  $(53,881) $(19,565)  $10,791
      Income per common share:
        Continuing operations . . . . . . . . . .  $ (13.15) $  (8.05)  $   .53
        Discontinued operations . . . . . . . . .     (9.15)    (0.04)       --
        Net income. . . . . . . . . . . . . . . .  $ (22.30) $  (8.09)  $   .53